Exhibit 99.1
ANNOUNCEMENT
FOR IMMEDIATE RELEASE
                                                                                    February 25, 2009

VISTA INTERNATIONAL TECHNOLOGIES INC. PROVIDES AN UPDATE ON IT’S TIRE FACILITY OPERATIONS

DENVER, CO– February 25, 2009 – Vista International Technologies, Inc. (OTC BB: VVIT), is pleased to update its investors on the operations of its tire processing facility located in Hutchins, TX. The facility was reopened in August, 2008 after being closed for more than 11 months, since September, 2007. The facility had been closed down all of 2nd quarter 2007 for clean up of the yard, then briefly operated until mid 3rd quarter due to equipment failure from lack of proper maintenance of the equipment for years.  Since reopening, the facility has increased the volume of waste tires received from various transporters on a monthly basis Revenue is generated from transporters that pay a disposal fee or “tipping fee” for the waste tires we accept from them. Both passenger vehicle and truck tires are accepted.

The facility is approaching a positive cash flow which will enable it to cover its direct operating costs with a modest profit, with only revenues from tipping fees. The waste tires are shredded and disposed of through an arrangement with the City of Dallas landfill which uses the existing tires chips and shreds in further development of their existing landfill site. As we receive waste tires at the site we are continuously removing stockpiled material from the yard, eliminating whole waste tires and tire shreds that have accumulated over the years and have limited commercial value. The company has been exploring alternative uses for the tire materials currently on site. Our goal is to eliminate the material stockpiled on the site, thus reducing the financial assurance requirements by the State of Texas as well as the financial liability to the company.

This operation in Texas is subject to regulation by the Texas Commission of Environmental Quality (TCEQ).  We are registered with the Texas Commission on Environmental Quality which allows us to receive, store, transport and process waste tires. The facility is currently the only waste tire storage and processing facility licensed by the State of Texas to operate in the Dallas Metro area.  Our registration expired December 20, 2007. A 5 year permit renewal application was submitted at that time and updated after obtaining local Fire Marshall’s approval as of August 1, 2008. The facility has been allowed to continue its operation while going through the permitting process. During the previous 5 year period, the facility had been allowed to accumulate a significant volume of whole tires and tire shreds beyond the capacity and financial assurance of the permit at that time. The TCEQ has made a number of site visits and each time has commented that the facility has made significant improvements from each prior visit, with one comment being, they had never seen the facility in such good order in years.  They are requesting further documentation prior to permit approval. The company is working proactively with the State of Texas in order to get the site into permit compliance for the first time in many years. During this period the facility operated on a limited basis.

ABOUT VISTA INTERNATIONAL TECHNOLOGIES

Vista International Technologies, Inc. is presently comprised of two divisions devoted to providing environmentally friendly technology solutions for businesses and communities, while at the same time looking always for ways of, Reducing the carbon footprint, one step at a time. Our divisions are focused in the areas of Waste-to-Energy. For more information on our solutions, please visit us at www.viti.us.com

Statements in this press release other than historical facts are 'forward-looking' statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the 'forward-looking statements' included in our reports which are filed with the Securities and Exchange Commission.

Contact:	Barry Kemble, CEO
Or
Tim Peach, CFO
303-690-8300
info@viti.us.com
www.VITI.us.com